Exhibit 99.1

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2014

Consolidated Sales Increased 10% to $12.3 Million in Second Quarter

Income from Operations Increased 48% for the Second Quarter to $1.03 Million

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●	Disposable Protective Apparel segment sales for the three months ended June 30, 2014, increased 24.2% to $3.8 million, compared to $3.1 million for the same period of 2013.

●	Selling, general and administrative expenses decreased to 26.9% of sales for the quarter ended June 30, 2014, compared to 28.5% for the quarter ended June 30, 2013.

●	Net income increased 88.8% to $895,000 for the quarter ended June 30, 2014, compared to $474,000 for the quarter ended June 30, 2013.

●	Basic and diluted earnings per common share for the quarters ended June 30, 2014 and 2013 were $0.05 and $0.02, respectively.

Nogales, Arizona – August 5, 2014 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and six months ended June 30, 2014.

Consolidated sales for the second quarter increased 9.8% to $12.3 million from $11.2 million for the comparable quarter of 2013. Building Supply segment sales for the three months ended June 30, 2014 increased 5.1% to $7.4 million, compared to $7.1 million for the same period of 2013. The sales mix of the Building Supply segment for the three months ended June 30, 2014 was 63% for synthetic roof underlayment, 32% for housewrap and 5% for other woven material. This compared to 62% for synthetic roof underlayment, 34% for housewrap and 4% for other woven material for the second quarter of 2013. Sales for the Disposable Protective Apparel segment for the three months ended June 30, 2014 increased 24.2% to $3.8 million, compared to $3.1 million for the same period of 2013. Infection Control segment sales for the three months ended June 30, 2014 increased slightly by one thousand dollars to $1.1 million compared to the same period of 2013.

Al Millar, President of Alpha Pro Tech, commented, “This was a solid sales quarter as we delivered top-line growth across each of our segments. Sales of TECHNOply™, the economy version of our synthetic roof underlayment, increased approximately four times from sales in the same quarter of 2013, driving increased sales in our Building Supply segment. We remain encouraged about the outlook for this segment of our business and believe that we are solidly positioned to take advantage of growth prospects as the housing market continues to recover. Sales were particularly strong this quarter in our Disposable Protective Apparel segment, as we are emphasizing a more diversified and broader distribution strategy for our Critical Cover® protective apparel product line.”

Consolidated sales for the six months ended June 30, 2014 increased 7.8% to $22.2 million from $20.6 million for the comparable period of 2013. This increase consisted of increased sales across all segments.

Building Supply segment sales for the six months ended June 30, 2014 increased by $714,000, or 5.8%, to $12.9 million, compared to $12.2 million for the same period of 2013. The increase was primarily due to an 11.4% increase in sales of synthetic roof underlayment and an increase in other woven material sales, partially offset by a 3.6% decrease in sales of housewrap. Sales during the first four months of 2014 of both synthetic roof underlayment and housewrap were negatively affected by extended and harsher than normal winter conditions that affected construction activity in many of the markets where our products are used.

Gross profit for the three months ended June 30, 2014 increased by 11.1% to $4.5 million, or 36.8% gross profit margin, compared to $4.1 million, or 36.4% gross profit margin, for the same period in 2013. Gross profit for the six months ended June 30, 2014 increased 5.2% to $8.1 million, or 36.6% gross profit margin, from $7.7 million, or 37.5% gross profit margin, for the same period of 2013.

Selling, general and administrative expenses increased by 3.6% to $3.3 million for the second quarter of 2014 from $3.2 million for the same quarter of 2013. Expenses were up in the Building Supply and Disposable Protective Apparel segments due to increased sales, and Infection Control segment expenses were flat. This increase was partially offset by decreased corporate unallocated expenses. As a percentage of net sales, selling, general and administrative expenses decreased to 26.9% for the three months ended June 30, 2014 from 28.5% for the same period of 2013. For the six month period ended June 30, 2014, selling, general and administrative expenses as a percentage of net sales decreased to 30.0% from 32.5%.

Income from operations increased by $335,000, or 47.9%, to $1,034,000 for the three months ended June 30, 2014, compared to $699,000 for the three months ended June 30, 2013. Income from operations increased by $415,000, or 62.0%, to $1,084,000 for the six months ended June 30, 2014, compared to $669,000 for the same period of 2013.

Net income increased for the three months ended June 30, 2014 to $895,000, compared to $474,000 for the same period in 2013, an increase of $421,000, or 88.8%. Net income as a percentage of net sales for the three months ended June 30, 2014 and 2013 was 7.3% and 4.2%, respectively. Basic and diluted net income per common share for the three months ended June 30, 2014 and 2013 were $0.05 and $0.02, respectively.

Net income increased by 137.6% to $1.2 million for the six months ended June 30, 2014, compared to $490,000 for the same period of 2013. Net income as a percentage of net sales for the six months ended June 30, 2014 was 5.2%, and net income as a percentage of net sales for the same period of 2013 was 2.4%. Basic and diluted earnings per common share for the six months ended June 30, 2014 and 2013 were $0.06 and $0.03, respectively.

The consolidated balance sheet remained strong with a current ratio of 27:1 as of June 30, 2014, compared to 19:1 as of December 31, 2013. The Company completed the second quarter of 2014 with working capital of $31.0 million.

Inventory decreased by $127,000, or 0.9%, to $14.0 million as of June 30, 2014 from $14.1 million as of December 31, 2013. The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $1.0 million, or 19.6%, to $4.1 million and a decrease in inventory for the Infection Control segment of $146,000, or 4.5%, to $3.1 million, partially offset by an increase in inventory for the Building Supply segment of approximately $1.0 million, or 17.6%, to $6.8 million.

Lloyd Hoffman, Chief Financial Officer, commented, “During the quarter, the board authorized a $2.0 million expansion of our existing share repurchase program. At the end of the quarter, we had $1.85 million available for additional stock purchases. Year to date, we have repurchased 815,200 shares of common stock at a cost of $1,745,000, bringing the program total to 11,340,178 shares of common stock at a cost of $15,671,000 since the repurchase program’s inception. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

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Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2014	2013(1)
Assets
Current assets:
Cash and cash equivalents	$5,271,000	$8,215,000
Investments	2,856,000	1,606,000
Accounts receivable, net of allowance for doubtful accounts of $82,000 and $85,000 as of June 30, 2014 and December 31, 2013, respectively	6,913,000	5,071,000
Inventories	14,013,000	14,140,000
Prepaid expenses	2,484,000	2,968,000
Deferred income tax assets	640,000	640,000
Total current assets	32,177,000	32,640,000

Property and equipment, net	3,538,000	3,068,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	80,000	92,000
Equity investments in unconsolidated affiliate	2,903,000	2,708,000
Total assets	$38,753,000	$38,563,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$540,000	$689,000
Accrued liabilities	642,000	1,036,000
Total current liabilities	1,182,000	1,725,000

Deferred income tax liabilities	1,644,000	1,257,000
Total liabilities	2,826,000	2,982,000

Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 18,158,109 and 18,878,109 shares outstanding as of June 30, 2014 and December 31, 2013, respectively	182,000	189,000
Additional paid-in capital	17,423,000	18,994,000
Accumulated other comprehensive income	1,385,000	625,000
Retained earnings	16,937,000	15,773,000
Total shareholders' equity	35,927,000	35,581,000
Total liabilities and shareholders' equity	$38,753,000	$38,563,000

(1)     The condensed consolidated balance sheet as of December 31, 2012 has been prepared using information from the audited balance sheet as of that date.

Condensed Consolidated Income Statements (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net sales	$12,252,000	$11,156,000	$22,208,000	$20,606,000
Cost of goods sold, excluding depreciation and amortization	7,744,000	7,099,000	14,090,000	12,886,000
Gross profit	4,508,000	4,057,000	8,118,000	7,720,000

Operating expenses:
Selling, general and administrative	3,298,000	3,183,000	6,670,000	6,695,000
Depreciation and amortization	176,000	175,000	364,000	356,000
Total operating expenses	3,474,000	3,358,000	7,034,000	7,051,000

Income from operations	1,034,000	699,000	1,084,000	669,000

Other income:
Equity in income of unconsolidated affiliate	84,000	38,000	195,000	71,000
Gain on investments in common stock and common stock warrants	218,000	-	409,000	-
Interest income	6,000	1,000	9,000	2,000
Total other income	308,000	39,000	613,000	73,000

Income before provision for income taxes	1,342,000	738,000	1,697,000	742,000

Provision for income taxes	447,000	264,000	533,000	252,000

Net income	$895,000	$474,000	$1,164,000	$490,000

Basic earnings per common share	$0.05	$0.02	$0.06	$0.03

Diluted earnings per common share	$0.05	$0.02	$0.06	$0.03

Basic weighted average common shares outstanding	18,321,432	19,262,807	18,594,118	19,488,040

Diluted weighted average common shares outstanding	18,597,466	19,362,620	18,842,018	19,550,244

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